锦天城律师事务所
ALLBRIGHT LAW OFFICES

Citigroup Tower, 14 Floor,
33 Hua Yuan Shi Qiao Road
Pudong, Shanghai, China 200120
Tel: 8621-6105-9000
Fax: 8621-6105-9100
www.allbrightlaw.com

February 5, 2008

Re: Legal Opinion Concerning Lotus Pharmaceuticals Inc. and its Subsidiaries / affiliates

To whom it may concern:

We have acted as China counsel to Lotus Pharmaceuticals Inc. ("LTUS.OB"), a U.S public Company (the "Company") and its subsidiaries or affiliates, including Lotus Pharmaceutical International, Inc., a Nevada corporation (the "Nevada Company"), Lotus Century Pharmaceutical (Beijing) Technology Co., Ltd., a wholly foreign owned Chinese corporation ("WFOE"); Beijing En Ze Jia Shi Pharmaceutical Co., Ltd ("En Ze Jia"); and Beijing Liang Fang Pharmaceutical Co., Ltd ("Liang Fang") identified on Exhibit A hereto.

In rendering this opinion, I have assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuineness of all signatures; (d) the legal capacity of natural persons; (e) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in all of such documents; (f) the truth, accuracy and completeness of all information, documents or materials provided by the government authorities; and (g) the due authorization, execution and delivery of all such documents.

I am a member of the bar of China Bar Association, and express no opinion with respect to the effect or application of any other laws. Special rulings of authorities administering any of such laws or opinions of other counsel have not been sought or obtained by us in connection with rendering the opinions expressed herein.

A. Corporate Structure (Exhibit B)

1. WFOE

Lotus Century Pharmaceutical (Beijing) Technology Co., Ltd. was duly incorporated in Beijing, China on May 25, 2007. The Nevada Company, owns 100% of WFOE. (Exhibit C)

2. En Ze Jia

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Beijing En Ze Jia Shi Pharmaceutical Co., Ltd was duly incorporated in Beijing, China on September 17, 1999. Mr. Zhongyi Liu and his wife, Ms. Zhenghong Song own 100% of En Ze Jia (Exhibit D)

3. Liang Fang

Beijing Liang Fang Pharmaceutical Co., Ltd was duly incorporated in Beijing, China on June 21, 2000. Mr. Zhongyi Liu and his wife, Ms. Zhenghong Song own 95% of Liang Fang (Exhibit E).

All these three companies, WFOE, En Ze Jia and Liang Fang, have been validly existing and in good standing in Beijing, China.

B. Management Contracts

On September 5, 2006, the Nevada Company has entered into a series of contractual management arrangements with both of Liang Fang and En Ze Jia, including 1) a Consulting Services Agreement, through which the Nevada Company has the right to advise, consult, manage and operate En Ze Jia and Liang Fang (the "Operating Companies"), and collect and own all of the respective net profits of the Operating Companies; 2) an Operating Agreement, through which the Nevada Company has the right to recommend director candidates and appoint the senior executives of the Operating Companies, approve any transactions that may materially affect the assets, liabilities, rights or operations of the Operating Companies, and guarantee the contractual performance by the Operating Companies of any agreements with third parties, in exchange for a pledge by the Operating Companies of their respective accounts receivable and assets; 3) an Equity Pledge Agreement, under which the shareholders of the Operating Companies have pledged all of their rights, title and interest in the Operating Companies to the Nevada Company to guarantee the Operating Companies performance of their respective obligations under the Consulting Services Agreement; 4) a Proxy Agreement, under which the shareholders of the Operating Companies have vested their voting control over the Operating Companies to the Nevada Company and will only transfer their equity interests in the Operating Companies to the Nevada Company or its designee (s); and 5) an Option Agreement, under which the shareholders of the Operating Companies have granted the Nevada Company the irrevocable right and option to acquire all of its equity interests in the Operating Companies, or, alternatively, all of the assets of the Operating Companies ("Management Agreements").

On August 20, 2007, the Nevada Company entered an Agreement of Assignment with

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33 Hua Yuan Shi Qiao Road
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Tel: 8621-6105-9000
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WFOE, under which the Nevada Company assigned its Management Agreements to the WFOE, permitting WFOE, in lieu of the Nevada Company, to control the management, own and take title all the profits, and bear all the losses, of these two Chinese companies.

The WFOE, Liang Fang, En Ze Jia and their respective shareholders (as applicable) have the requisite power and authority to execute, deliver and perform their obligations under the Management Agreement and Agreement of Assignment in accordance with the terms thereof. The execution and delivery of the Management Agreement and Agreement of Assignment by the WFOE and Liang Fang and En Ze Jia and the consummation by them of the transactions contemplated therein have been duly authorized by their respective governing boards of directors or authorized officer, and to this end no further consent or authorization is required of the WFOE. Each of the Management Agreements and Agreement of Assignment in respect of the rights and obligations of the parties thereto are enforceable in accordance with the respective terms of such agreements, and are valid, under the laws of China.

C. Increase of register capital

According to the Law of the People's Republic of China on Foreign-Capital Enterprise and the Rules for the Implementation of the People's Republic of China on Foreign-Capital Enterprise, Lotus Century Pharmaceutical (Beijing) Technology Co., Ltd. (WFOE), as a wholly foreign owned Enterprise, is entitled to increase its registered capital as well as working capital with a registration at the Beijing Municipal Government, no Ministry of Commerce or other authorities' approval are required.

D. Certificates and Permits

En Ze Jia obtained several certificates and permits for its production, and will apply for the extension before current certificates or permits expire (Exhibit F).

E. Labor Law Compliance

Beijing Social Insurance Fund Administration Center ("Social Insurance Fund") issued a statement on January 10, 2008, confirming that Liang Fang and En Ze Jia has paid Pension Insurance, Unemployment Insurance Work Injury Insurance and Medical Insurance for all its employees to Social Insurance Fund in 2007 (Exhibit G).

锦天城律师事务所
ALLBRIGHT LAW OFFICES

Citigroup Tower, 14 Floor,
33 Hua Yuan Shi Qiao Road
Pudong, Shanghai, China 200120
Tel: 8621-6105-9000
Fax: 8621-6105-9100
www.allbrightlaw.com

Beijing Municipal government issues the minimum wage requirement each year. Both Liang Fang and En Ze Jia adjust their minimum wages to comply with these requirements

F. Environmental Law Compliance

En Ze Jia has a valid environmental permit for its production. The most recent Approval Notice was issued by Beijing Zhaoyang District Environmental Protection Bureau on May 6, 2006, with its file No ZHAO HUAN BAO GUAN ZI [2006] NO.0117 (Exhibit H), En Ze Jia is eligible to conduct the production, processing and sale within the area of En Ze Jia's site located in Middle Shuang Qiao Road, Zhaoyang District, Beijing, China (Exhibit H).

G. Litigation

1. Pending or Threatened Litigation, Asserted Claims an Assessment:

As of February 5, 2008, the Company's Chinese subsidiaries did not have any pending or threatened litigation, asserted claims and assessments.

2. Unasserted Claims or Assessments:

As at the date here of issuance of this Opinion, there is no information available before us that indicates the each of Company's Chinese Subsidiaries has a loss of contingency requiring a charge to income and disclosure for an estimated loss for an unasserted possible claim or assessment, whereby an asset had been impaired or a liability had incurred and that such amount of loss can be reasonably estimated."

H. Tax Issues

It is confirmed by the Beijing Fengtai District State Taxation Bureau on January 22, 2008, that Liang Fang is exempted from Enterprise Income Tax until December 31, 2008.

It is further confirmed that from January 1, 2007 to January 10, 2008, Liang Fang has paid Value-add Tax in an amount of RMB 18765195.37 (Exhibit I).

Citigroup Tower, 14 Floor,
33 Hua Yuan Shi Qiao Road
Pudong, Shanghai, China 200120
Tel: 8621-6105-9000
Fax: 8621-6105-9100
www.allbrightlaw.com

I. Certain Limitation and Qualification

Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

1. The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.

2. Limitations imposed by Chinese laws and regulations or general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered in a proceeding in equity or at law.

3. This opinion letter is governed by, and shall be interpreted in accordance with the Chinese Lawyers' Regulations. As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations. This Opinion expressed above is based on documents furnished by the Company and our interpretation of applicable Chinese laws and regulations which in our experience are applicable to this transaction.

We note, however, that the laws and the regulations in China have been subject to substantial and frequent revision in recent years. We cannot assure that any future interpretations of Chinese laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities would not adversely impact or affect the opinions set forth in this letter. Without written content by the lawyer of our firm, it is strictly prohibited to disseminate this Opinion and to use this Opinion as evidence or explanation of any matter or activity that is irrelevant with the subject matter of this Opinion.

This Opinion is rendered as of the date first written above solely for your use of reference and may not in whole or in part be relief upon or used by, circulated, quoted, or referred to nor may any copies hereof by delivered to any other person be or filed with or furnished to any governmental agency, or other party without the express prior written consent of this firm. We disclaim any obligation to update this opinion letter or to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

锦天城律师事务所
AllBright Law Offices

Citigroup Tower, 14 Floor,
33 Hua Yuan Shi Qiao Road
Pudong, Shanghai, China 200120
Tel: 8621-6105-9000
Fax: 8621-6105-9100
www.allbrightlaw.com

Very truly yours,
AllBright Law Offices

Steve Zhu
Attorney at Law/Senior Partner
Direct line (021) 61059116

Citigroup Tower, 14 Floor,
33 Hua Yuan Shi Qiao Road
Pudong, Shanghai, China 200120
Tel: 8621-6105-9000
Fax: 8621-6105-9100
www.allbrightlaw.com

EXHIBIT A

SUBSIDIARIES OR AFFILIATES OF THE COMPANY

U.S. Subsidiary

Lotus Pharmaceutical International, Inc.

Chinese Subsidiaries / affliates

Lotus Century Pharmaceutical (Beijing) Technology Co., Ltd.
Suite 1221, 12 Floor, Wang Yuan Tower, No. 56 Si Huan Nan Road, Fengtai District, Beijing, China

En Ze Jia Shi Pharmaceutical Co., Ltd,
Middle Shuang Qiao Road, Chao Yang District
Beijing, China

Liang Fang Pharmaceutical Co., Ltd,
Jian She Road, Liang Xiang Kai Xuan Street, Fangshan District
Beijing, China 0

锦天城律师事务所
ALLBRIGHT LAW OFFICES

Citigroup Tower, 14 Floor,
33 Hua Yuan Shi Qiao Road
Pudong, Shanghai, China 200120
Tel: 8621-6105-9000
Fax: 8621-6105-9100
www.allbrightlaw.com

EXHIBIT B

CURRENT CORPORATE STRUCTURE


Lotus Pharmaceutical,Inc
(The Company)
Merged
Lotus Pharmaceutical International, Inc.
(Nevada Company)
100%
Lotus Century Pharmaceutical (Beijing) Technology Co., Ltd.
(WFOE)
V.I.E
V.I.E
Beijing Liang Fang Pharmaceutical Co., Ltd,
（Liang Fang）
Beijing En Ze Jia Shi Pharmaceutical Co., Ltd
(En Ze Jia)